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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM 10-K

[ X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES
     EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

[  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
     EXCHANGE ACT   OF 1934
Commission File Number 0-25864

                               AVANT! CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                            94-3133226
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

                             1208 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA  94086

          (Address of principal executive offices, including Zip Code)

                                 (408)-738-8881
              (Registrant's telephone number, including area code)

         Securities registered pursuant to Section 12(b) of the Act:
                                      None

           Securities registered pursuant to section 12(g) of the Act:
                 Common Stock, $.0001 par value (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.                [ x ]  Yes   [  ]  No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

The aggregate market value of the voting stock held by non-affiliates of the registrant, as of March 26, 1996 was approximately $211,971,123 (based on the last sale price of such stock as reported by the Nasdaq National Market System):


The number of shares of the registrant's Common Stock outstanding as of March 26, 1996 was 15,927,607.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement to be filed by the Company with the Securities and Exchange Commission within 120 days after the end of the fiscal year are incorporated by reference in Part III of this Form 10-K. Portions of the 1995 Annual Report to Shareholders for the year ended December 31, 1995 are incorporated by reference into Parts I, II, III and IV.

                               AVANT! CORPORATION

                             FORM 10-K ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                Table of Contents



PART I.                                                                  Page
                                                                         ----

Item 1.   Business                                                         1

Item 2.   Properties                                                       9

Item 3.   Legal Proceedings                                                9

Item 4.   Submission of  Matters to a Vote of Security Holders             10

PART II.

Item 5.   Market for Registrant's Common Equity and Related
          Shareholder Matters                                              10

Item 6.   Selected Consolidated Financial Data                             11

Item 7.   Management's Discussion and Analysis of Financial Condition
          and Results of Operations                                        11

Item 8.   Consolidated Financial Statements and Supplementary Data         11

Item 9.   Changes in and Disagreements With Accountants on Accounting
          and Financial Disclosure                                         11

PART III.

Item 10.  Directors and Executive Officers of the Registrant               11

Item 11.  Executive Compensation                                           12

Item 12.  Security Ownership of Certain Beneficial Owners and
          Management                                                       12

Item 13.  Certain Relationships and Related Transactions                   12

PART IV.

Item 14.  Exhibits, Financial Statement Schedules, and Reports on
          Form 8-K                                                         12

Signature Page                                                             14

                                     PART I.


This Report contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in Item 1 under the heading "Business ".


ITEM 1.   BUSINESS

GENERAL

Avant! Corporation ("Avant!" or "the Company") resulted from the merger of ArcSys, Inc. (ArcSys) and Integrated Silicon Systems, Inc. (ISS) on November 27, 1995. ArcSys Inc. was founded in 1991 and ISS was founded in 1986. Avant! is a Delaware corporation that develops, markets and supports integrated circuit design automation ("ICDA") software for the physical design, layout, verification and analysis of high-density, high -performance integrated circuits ("ICs").

The Company's objective is to establish a significant market position as a supplier of physical design software for the ICDA market. To achieve this objective, Avant! has adopted its mission, which is to provide innovative technology, products, and business models that enable customers to solve the toughest problems in deep submicron integrated circuit design, improve their productivity and achieve a high return on their investment. To effect its mission Avant! has adopted the strategies of maintaining focus on technological innovation and creating strategic relationships with customers.

PRODUCTS

Avant! products are based on the Company's proprietary architecture and technology, which provide a breadth of automated IC physical design capabilities. Avant!'s product architecture is designed to solve the problems inherent in submicron (less than 1.0-micron feature size) and deep submicron (less than 0.5-micron feature size) IC design and to offer improved time to market, reduced development and manufacturing costs, and enhanced IC performance when compared to previous generations of ICDA software.

Avant! products are designed to be compatible with the most commonly used ICDA tools and to be easily integrated into the customer's existing design environments and methodologies through industry standard interfaces. Avant!'s products are written in C, run on Unix workstations such as those from Sun Microsystems, Inc. and Hewlett-Packard Company, and support industry standards such as Motif, X-Windows, GDSII Stream format, EDIF, SDF, SPICE, and Verilog.

The Company's ArcCell-Registered Trademark- family of cell-based place and route products includes ArcCell BV, for standard-cell IC designs with up to three layers of metal, and Arc-Cell-XO, for more complex standard-cell and mixed-block IC designs with up to six layers of metal. ArcCell-BV and -XO reduce die size and shorten the design cycle by combining the advantages of over-the-cell channel routing and channel compaction with the flexibility of area-based maze routing.

The Company's Arc-Gate product is an advanced N-layer metal place and route system for gate-array ICs. ArcGate increases gate utilization and minimizes design congestion by using proprietary congestion-driven placement and routing algorithms. ArcGate includes many of the same features as ArcCell to improve circuit performance. ArcGate supports embedded designs through its horizontal integration with ArcCell.

The Company's VERICheck family of design verification software is the industry's most advanced suite of IC physical verification products. The VERICheck family of tools is divided into two groups: geometric and electrical verification products and the newly introduced extraction products. VERICheck's first module for design rule checking (DRC) was introduced in January 1992 and is the first hierarchical system offered for complex submicron design. VERICheck now includes a comprehensive suite of hierarchical products addressing geometric and electrical verification, layout versus schematic comparisons and parasitic extraction for resistance and capacitance
(RC) analysis. VERICheck extraction products consist of a full-chip hierarchical capacitance extractor and a critical net resistance and capacitance extractor.

The LTL layout editor was the first product developed by Avant!, and had been its cornerstone product before the introduction of VERICheck in 1992. The LTL family of layout products executes under UNIX or MS-DOS operating systems and runs on popular platforms including DEC, HP, IBM, and Sun workstations and on 386/486-based PCs.

During each of 1993, 1994 and 1995, the Company derived substantially all of its total revenue from the licensing and support of ArcCell, its cell-based place and route software product, and VeriCheck, its design verification software product. Absent any extraordinary results from existing litigation, the Company currently expects that ArcCell-related and VeriCheck-related revenue will continue to account for a significant portion of the Company's revenue for the foreseeable future. As a result, the Company's future operating results are significantly dependent upon continued market acceptance of ArcCell and VeriCheck. A decline in demand for ArcCell or VeriCheck as a result of competition, technological change or other factors would have a material adverse effect on the business, operating results and financial condition of the Company. There can be no assurance that ArcCell or VeriCheck will achieve continued market acceptance or that the Company will be successful in marketing any new or enhanced products. During 1993, 1994 and 1995, the Company derived 9%, 15% and 17%, respectively, of its total revenue from the licensing and support of its software products in Japan. The Company currently expects that the percentage from the license and support of its software products in Japan will continue to be a significant percentage of its total revenue. Any significant decline in demand for the Company's products in Japan would have a material adverse effect on the Company's business, operating results and financial condition.

Continued market acceptance of the Company's software products, ArcCell and VeriCheck in particular, is critical to the Company's operating results. The Company believes that a number of factors will be necessary for its products to achieve continued market acceptance. These factors include performance of the Company's existing products, successful development of advanced features, adaptability into the user's design environment, the Company's technical, managerial, service and support expertise, and the customer's assessment of the Company's financial resources. Failure to achieve continued market acceptance of the Company's products would have a material adverse effect on the Company's business, operating results and financial condition.

The ICDA industry is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The development of more complex ICs embodying new technologies will require increasingly sophisticated design tools. The Company's future results of operations will depend in part upon its ability to enhance its current products and to develop and introduce new products on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards and methodologies, as well as address the increasingly sophisticated needs of the Company's customers. For example, all of the Company's current products operate in, and planned future products will operate in, the Unix operating system. In the event that another operating system, such as Windows NT, were to achieve broad acceptance in the ICDA industry, the Company would be required to port its products to such an operating system, which would be costly, time consuming and could have a material adverse effect on the Company's business, operating results or financial condition. The Company has in the past and may in the future experience delays in new product development. The introduction of certain products in the past have been delayed by as much as 12 months beyond their original scheduled release dates. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change, evolving industry standards and changing customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or product enhancements, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. Failure of the Company, for technological or other reasons, to develop and introduce new products and product enhancements in a timely and cost-effective manner would have a material and adverse effect on the Company's business, operating results and financial condition. In addition, the introduction or even announcement of products by the Company or one or more of its competitors embodying new technologies or changes in industry standards or customer requirements could render the Company's existing products obsolete or unmarketable. There can be no assurance that the introduction or announcement of new product offerings by the Company or one or more of its competitors will not cause customers to defer purchases of existing Company products. Such deferment of purchases could have a material adverse effect on the Company's business, operating results or financial condition.

CUSTOMERS

Avant! focuses its sales and marketing efforts on creating strategic relationships with technology leaders in IC design and with early adopters of the most advanced EDA tools. By creating strong relationships with industry leaders, Avant! receives critical technical feedback that enables it to develop and implement proprietary design technologies and methodologies. In addition, strategic relationships with these companies can create influential references for other prospective customers.

The market for the Company's physical layout, verification and analysis products encompasses a wide range of industries, including semiconductor, computer, consumer electronics, multimedia and telecommunications IC companies worldwide. End-users of the Company's products range from small companies to a number of the world's largest manufacturing organizations. Approximately 1,000 of the Company's physical layout and verification systems are currently installed worldwide at approximately 200 companies as of December 31, 1995.

In 1995, Intel accounted for 12% of the Company's revenue. IBM accounted for 13% and 12% of the Company's revenue in 1994 and 1993, respectively. Motorola accounted for 29% of the Company's revenue in 1993. The Company does not believe that seasonality is a significant factor in sales.


SALES AND MARKETING

The Company markets its products in North America and Europe primarily through its direct sales and support force. Avant! employs highly skilled engineers and technically proficient sales persons capable of serving the sophisticated needs of its prospective customers' engineering and management staffs. Avant! has domestic sales and support offices in or near Austin, Texas; Boston, Massachusetts; Chicago, Illinois; Dallas, Texas; Los Angeles, California; Research Triangle Park, North Carolina; and Sunnyvale, California; sales and support offices in London, England, and Tokyo, Japan; and support offices in Munich, Germany and Seoul, South Korea. In addition to its direct sales and marketing efforts, Avant! participates in industry trade shows and organizes seminars to promote the adoption of its products and methodologies.

In Asia, Avant! markets its products primarily through a limited number of independent distributors and manufacturer's representatives ("Third Party Sellers") that license and service Avant! products in this market. Avant! also supports these distributors and representatives and their customers with technical, sales and management personnel.

International revenue accounted for 11%, 32% and 33% of the Company's total revenue in 1993, 1994 and the 1995, respectively. The Company expects that international license and service revenue will continue to account for a significant portion of its total revenue. The Company intends to continue to expand its sales and marketing activities outside the United States, which will require significant management attention and financial resources. The Company's international revenue involves a number of risks, including the impact of possible recessionary environments in economies outside the United States, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, reduced protection for intellectual property rights in some countries and tariffs and other trade barriers. There can be no assurance that the Company will be able to sustain or increase revenue derived from international licensing and service or that the foregoing factors will not have a material adverse effect on the Company's future international license and service revenue, and, consequently, on the Company's business, operating results and financial condition. Failure to sustain or increase such revenue would materially and adversely affect the Company's business, operating results and financial condition. Although the Company has attempted to reduce the risk of fluctuations in exchange rates associated with international revenue by pricing its products and services in United States dollars, the Company pays the expenses of its international operations in local currencies and does not currently engage in hedging transactions with respect to such obligations. Currency exchange fluctuations in countries in which the Company licenses its products could have a material adverse effect on the Company's business, operating results or financial condition by resulting in prices that are not competitive with products priced in local currencies. Furthermore, there can be no assurance that in the future the Company will be able to continue to price its products and services internationally in United States dollars. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Company relies on distributors and manufacturer's representatives ("Third Party Sellers") for licensing and support of its products in Japan, Korea, Taiwan and Singapore. A substantial portion of the Company's international license and service revenue results from a limited number of these Third Party Sellers. During 1993, 1994 and 1995, revenue from these channels accounted for an aggregate of approximately 11%, 26% and 29%, respectively, of the Company's total revenue. Design Solutions, Inc. and Marubeni Hytech Corporation distribute Avant! products on a non-exclusive basis in Japan. In Korea, C&G Technology, Inc. and Jason Advanced Technology are non-exclusive manufacturer's representatives. In Taiwan, E-Team Design Systems, Inc. serves as Avant!'s exclusive manufacturer's representative. In Singapore, Future Techno Designs, Pte. Ltd. serves as Avant!'s exclusive manufacturer's representative. In each of 1993, 1994 and 1995, one or more of these Third Party Sellers, other than Future Techno Designs, Pte. Ltd. accounted for more than 10% of Avant!'s total revenue. Avant! is dependent upon continued support from, and the viability and
financial stability of, these Third Party Sellers.   Note 9 to the consolidated
financial statements included in the 1995 Annual Report to Shareholders, which is incorporated by reference herein, contains disclosure of export revenues by geographic location for 1993, 1994 and 1995.

Since the Company's products are used by highly skilled professional engineers, in order to be effective a Third Party Seller must possess sufficient technical, marketing and sales resources and must devote these resources to a lengthy sales cycle, customer training and product service and support. Only a limited number of Third Party Sellers possess such resources. In addition, the Company's Third Party Sellers generally offer products of several different companies, including, in some cases, products that are competitive with the Company's products. There can be no assurance that the Company's current Third Party Sellers will choose to or be able to market or service and support the Company's products effectively, that economic conditions or industry demand will not adversely affect these or other Third Party Sellers, that any Third Party Seller will continue to market and support the Company's products or that these Third Party Sellers will not devote greater resources to marketing and supporting products of other companies. The loss of, or a significant reduction in revenue from, one of the Company's Third Party Sellers could have a material adverse effect on the Company's business, operating results or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The license of the Company's software products generally involves a significant commitment of capital by prospective customers, with the attendant delays frequently associated with large capital expenditures and lengthy acceptance procedures. For these and other reasons, the sales cycle associated with the license of the Company's products is typically lengthy and subject to a number of significant risks over which the Company has little or no control and, as a result, the Company believes that its quarterly operating results are likely to vary significantly in the future. Due to the nature of the Company's business, the Company does not believe any of its backlog orders to be firm.

CUSTOMER SERVICE AND SUPPORT

Avant!'s product management group provides customers with technical support, training and consulting services. Avant! believes that a high level of customer service and support is critical to the adoption and successful utilization of its physical design technology and products.

To address technical issues, Avant! has established both field and corporate technical application engineering groups that understand the design methodologies of Avant!'s customers and generally have IC design backgrounds. Most of Avant!'s customers currently have maintenance agreements that entitle them to receive software updates, documentation updates and a formal problem identification and resolution process through a support hotline. Questions or suggestions may be submitted by facsimile or through the Internet network mail
system.   Avant! also offers additional training and consulting services for a fee.  The Company provides on-site and in-house training on all products.

Avant! consultants are available to work closely with customer design engineering teams for all phases of physical design from conception through implementation. Avant! consultants provide customers with in-depth technical expertise in the use of the Company's physical design methodology and products.


RESEARCH AND DEVELOPMENT

The ICDA industry is characterized by extremely rapid technological change, frequent product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The development of more complex ICs embodying new technologies will require increasingly sophisticated design tools. Avant! believes that its future competitive position and future results of operations will depend in large part on its ability to quickly and cost-effectively develop new products, maintain and enhance its current product line, maintain technological competitiveness and meet an expanding range of customer requirements. In addition to supporting and enhancing its existing layout, verification and analysis products, Avant! maintains an advanced research group that is responsible for exploring new directions and applications of Avant!'s proprietary technologies, migrating new technologies into the existing product lines and maintaining strong research relationships outside Avant! with industry and academia.

During 1993, and 1994 and 1995, the Company's research mad development expenditures were approximately $3,449,000, $4,980,000, and $7,795,000 respectively (including capitalized software development costs of $140,000, $143,000, and $63,000 respectively, for the same periods). The amount of capitalized software development costs amortized was $145,000, $199,000, and $228,000 for 1993, 1994, and 1995, respectively.

The Company believes that it must continue to commit substantial resources to enhance and extend its product lines in order to remain competitive in the IC CAD market. The Company intends to continue to increase its internally-funded product development and, if appropriate, to enter into development agreements with customers and other third parties to develop specific new product applications and features. The Company currently has no material third-party funded development agreements.


COMPETITION AND RELATED LITIGATION

The ICDA software market, in which the Company competes, is intensely competitive and subject to rapid change. The Company currently faces competition from major ICDA vendors, including Cadence Design Systems, Inc. ("Cadence"), which currently holds a dominant share of the market for IC physical design software, and Mentor Graphics Corporation. Each of these major ICDA vendors has a longer operating history, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than the Company. In addition, each of these competitors will likely be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than the Company. These companies also have established relationships with current and potential customers of the Company and can devote substantial resources aimed at preventing the Company from enhancing relationships with existing customers or establishing relationships with potential customers. Further, other companies may develop and bring new products to the market which could create significant competition for the Company and its products. Competition from EDA companies that currently offer only functional or logic design products and that choose to enter the physical design market could present particularly formidable competition due to their relationships with the Company's current and potential customers, their ability to

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offer a complete integrated IC design solution which Avant! does not currently offer and their knowledge of the EDA industry.

The Company also competes with the internal ICDA development groups of its existing and potential customers, many of whom design and develop customized design tools for their particular needs and therefore may be reluctant to purchase products offered by independent vendors, such as the Company. Furthermore, because there are relatively low barriers to entry in the software industry, the Company expects additional competition from other established and emerging companies. There can be no assurance that the Company's current or potential competitors will not develop products comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins or loss or market share, any of which could materially and adversely affect the Company's business, operating results or financial condition. In addition, the EDA industry has become increasingly concentrated in recent years as a result of consolidations, acquisitions and strategic alliances. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Alliances among competitors could present particularly formidable competition to the Company by combining their resources. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not lave a material adverse effect on its business, operating results and financial condition. If the Company is unable to compete successfully against current and future competitors, the Company's business, operating results and financial condition will be materially and adversely affected.

The Company competes on the basis of certain factors, including first-to-market product capabilities, product performance, price, support of industry standards, ease of use and customer technical support and service. The Company believes that it currently competes favorably overall with respect to these factors, particularly first-to-market product capabilities, technical support and customer service.

In addition, competitors and potential competitors may resort to litigation as a means of competition. Cadence has recently instituted litigation against the Company and certain of its officers and employees alleging trade secret misappropriation and other claims. See Item 3., "Legal Proceedings". There can be no assurance that competitors of the Company, in particular Cadence, will not initiate additional litigation against the Company and its officers, directors, employees or consultants. The pending litigation against the Company and any future litigation against the Company or its employees, regardless of the outcome, may result in substantial costs and expenses to the Company and significant diversion of effort by the Company's technical and management personnel. Any such litigation could have a material adverse effect on the Company's business, operating results or financial condition.


PROPRIETARY RIGHTS

The Company relies on a combination of license agreements, patents, and copyright, trademark and trade secret laws to establish and protect proprietary rights to its technology. The Company holds two patents covering certain aspects of its place and route technology. The Company generally provides products to end-users under non-exclusive licenses, which typically have a perpetual term unless terminated for breach. The license provides that the software may be used solely for internal operations in designated computers at specified sites. The Company's software is shipped with a software security lock which limits software access to authorized users. The source code of the Company's products is protected both as a trade secret and as an unpublished copyrighted work, and is not made available to third parties. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. The Company believes that, due to the rapid pace of innovation within the IC CAD software industry, factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more important to establishing and maintaining a technology leadership position than are the various legal protections of its technology.

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The Company is heavily dependent upon its proprietary software technology.  The
Company currently holds two patents and also relies on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights in its products. Although the Company holds two patents, there can be no assurance that the Company will develop additional proprietary products or technologies that are patentable, that any issued patent will provide the Company with any competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on the Company's ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or, if patents are issued to the Company, design around the patents issued to the Company. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology, and such protections may not preclude competitors from developing products with functionality or features similar to the Company's products. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. The Company believes that its products and trademarks do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims, regardless of merit, against the Company in the future or that such claims will not require the Company to cease use of certain technology or enter into expensive royalty arrangements, if licenses are available, or result in costly litigation, any of which could materially and adversely affect the Company's business, operating results or financial condition.

EMPLOYEES

As of December 31, 1995, the Company had 206 employees, including 98 in research and development, 91 in sales, marketing and related customer support services, and 17 in finance and administration. Of these employees, 200 were located in the United States, four in Europe, one in Japan and one in South Korea. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement, nor has Avant! experienced any work stoppage. Avant! considers its relations with its employees to be good.

The Company has recently experienced a period of rapid growth and expansion that has placed and continues to place a significant strain upon its management systems and resources. The Company has grown to 206 employees at December 31, 1995 and currently plans to continue to expand its staff. To accommodate this recent growth, the Company will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of its accounting and other internal management systems, some of which currently require substantial management effort. There can be no assurance that the Company will be able to do so successfully. The increase in the number of the Company's employees and the Company's market diversification and product development activities have resulted in increased responsibility for the Company's management. The Company anticipates that continued growth, if any, will require it to recruit and hire a substantial number of new engineering, managerial, finance, sales and marketing and support personnel; however, there can be no assurance that the Company will be successful at hiring or retaining these personnel. The Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees, including additional finance personnel, could have a material adverse effect on the Company's business, operating results or financial condition.

The Company's future operating results depend in significant part upon the continued service of its key technical and senior management personnel, including, in particular, Gerald C. Hsu, the Company's President and Chief Executive officer. None of the Company's employees is bound by an employment or noncompetition agreement. The Company's business, operating results and financial condition also depend on its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will retain its key technical and managerial personnel or attract such personnel in the future. Uncertainty during the existing litigation, may adversely affect the Company's ability to attract and retain such personnel. In particular, there are only a limited number of qualified ICDA engineers, and competition for such individuals is especially intense. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel, and there can be no assurance that the Company will not experience such difficulties in the future. The Company, either directly or through personnel search firms, actively recruits qualified research and development, financial and sales personnel. If the Company is unable to hire and retain qualified personnel in the future, such inability could have a material adverse effect on the Company's business, operating results or financial condition.

ENVIRONMENTAL AFFAIRS

The Company's operations are subject to numerous federal, state and local laws and regulations designed to protect the environment. There are no administrative or judicial proceedings pending or threatened against the Company alleging violations of such environmental laws and regulations. Compliance with these laws and regulations has not had, and is not expected to have, a material effect on the capital expenditures, earnings and competitive position of the Company.


FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; FUTURE OPERATING RESULTS UNCERTAIN

The Company's quarterly operating results have in the past and may in the future vary significantly depending on factors such as the resolution of outstanding litigation, increased competition, the timing of revenue recognition under the Company's time-based license agreements, the timing of new product announcements and changes in pricing policies by the Company or its competitors, market acceptance of new and enhanced versions of the Company's products, the size, timing and structure of significant licenses, the cancellation of time-based licenses or maintenance agreements, the mix of direct and indirect sales, changes in operating expenses, changes in Company strategy, personnel changes, foreign currency exchange rates and general economic factors. Due to the foregoing factors, and particularly the variability of the size, timing and structure of significant licenses, quarterly revenue and operating results are difficult to forecast. In particular, the Company recently adopted a flexible pricing strategy pursuant to which the Company offers both perpetual and time-based software licenses depending on customer requirements and financial constraints. Because each time-based license may have a different structure and could be subject to cancellation, future revenue, if any, will be difficult to forecast. In addition, as a result of pending litigation, the Company may at some time in the immediate future be subject to an injunction that prohibits the
Company from licensing its ArcCell software product.   There can be no assurance
that such an injunction will not be issued against the Company. If such an injunction is issued against the Company, the Company's business, operating results and financial condition will be materially adversely affected.

The Company's expense levels are based, in part, on its expectations as to future revenue levels. If revenue levels are below expectations, operating results are likely to be materially adversely affected. In particular, net income, if any, may be disproportionately affected by a reduction in revenue because only a small portion of the Company's expenses varies with revenue. Due to the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Further, any shortfall in the Company's revenue or operating results from levels expected by public market analysts and investors could have an immediate and significant adverse effect on the market price for the Company's Common Stock. Additionally. the Company may not learn of such shortfalls until late in a quarter, which could result in an even more immediate and adverse effect on the trading price of the Company's Common Stock. In such event, the market price of the Company's Common Stock would likely be materially adversely affected.

In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often occurred against a company, as evidenced by the Company's current status as a defendant in two class action lawsuits following a sharp decline in the price of the Company's Common Stock. See "--Litigation." There can be no assurance that such litigation will not occur again in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results or financial condition. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ITEM 2.   PROPERTIES

The Company occupies approximately 45,000 square feet of space at its headquarters in Sunnyvale, California with an annual base rent of approximately $475,000. This lease expires on February 15, 1998. The Company also occupies 30,000 square feet in its facility near Research Triangle Park in Durham, North Carolina with an annual base rent of approximately $480,000 for seven and one-half years. The Company also leases 5 sales and support offices in the United States, two in Europe, one in Japan and one in South Korea. The Company's current aggregate annual rental expense for these facilities is approximately $80,000. Avant! believes that its existing facilities are adequate for its current needs and that suitable additional space will be available as needed.


ITEM 3.   LEGAL PROCEEDINGS

On December 6, 1995, Cadence Design Systems, Inc. (Cadence) filed an action against the Company and certain of its officers and employees in the Northern California United States District Court alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract, and false advertising. The essence of the complaint is that the Company appropriated and improperly copied source code from Cadence, and that the Company has competed unfairly by making false statements concerning Cadence and its products. The action also alleges that the Company induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. The action seeks relief by enjoining the Company from its allegedly improper conduct and for actual and punitive damages.

On January 16, 1996, Avant! filed a counterclaim alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations.

The Santa Clara County District Attorney's office is investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On December 5, 1995, a search warrant was executed at the Company's Sunnyvale, California, facility to determine whether there was evidence of criminal conduct. No criminal charges have been filed against the Company.

On each of December 15 and 19, 1995, class action filings were made against the Company alleging certain securities law violations, including omission and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely the same as those outlined in the Cadence claim.

It is the Company's position that the plaintiffs' claims are without merit. The Company believes it has sufficient defenses to all the plaintiffs' claims and intends to defend itself vigorously. In the opinion of management, based on information it presently possesses, the conclusion of these claims will not have a material adverse effect on the Company's consolidated financial position. Although the Company believes, based on information it presently possesses, that the conclusion of these claims will not have a material adverse effect on the Company's consolidated financial position, there can be no assurance that an adverse judgment, if granted, in any claim may have a material adverse effect on the Company's business, consolidated financial position, or consolidated results of operations.

On May 12, 1995, Charles E. Cump, the Company's former Vice President, Worldwide Sales and Marketing filed a complaint against the Company and the Company's Chief Executive Officer in Superior Court, Santa Clara County. The complaint alleges breach of contract, violation of public policy and several tort claims in connection with the Company's alleged failure to pay the former employee certain commissions and with respect to the modification of the Company's commission plan. In addition, Mr. Cump claims that certain stock options were improperly taken from him. Mr. Cump is seeking compensatory damages according to proof, punitive damages, costs of suit and such other relief as the court deems proper. The Company has conducted an internal investigation and reviewed the matter with counsel, and believes that it has meritorious defenses to these claims, and intends to defend this suit vigorously. Although there can be no assurance that Mr. Cump will not prevail in whole or in part with respect to his claims, the Company does not believe that the resolution of this suit would have a material adverse effect on its business, operating results and financial condition.

The Company is subject to other claims that have arisen in the ordinary course of business. In the opinion of management, all such matters are without merit or involve amounts which would not have a material adverse effect on the Company's consolidated financial position if unfavorably resolved.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On November 27, 1995, a Special Meeting of Shareholders of the Registrant was held at which the following matters were submitted to and voted on by the shareholders. The results of the votes are set forth below:

     1. Shareholders approved a proposal to issue shares of the Company's common stock in connection with the merger of ISS Merger Corp., a North Carolina corporation and a wholly owned subsidiary of the Company with and into Integrated Silicon Systems, Inc., a North Carolina corporation ("ISS"), pursuant to which, amount other things,
          (i) ISS became a wholly owned subsidiary of the Company, (ii) each outstanding share of ISS Common Stock was converted into the right to receive 0.75 of a share of the Company's Common Stock, and (iii) all outstanding options to purchase shares of ISS Common Stock were assumed by the Company and became options to purchase shares of the
          Company's Common Stock.   6,569,121 votes were for the proposal, 1,050
          votes were against the proposal, 133,225 votes were abstentions and 25,650 votes were withheld.

     2. Shareholders approved a proposal to amend the Company's Certificate of Incorporation to effect a change in the name of the Company from
          ArcSys, Inc. to Avant! Corporation.   6,567,546 votes were for the
          amendment, 1,275 votes were against the amendment, 160,225 votes were abstentions and no votes were withheld.


                                   PART II.


ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The Company's Common Stock has traded on the Nasdaq National Market System under the symbol AVNT since November 27, 1995. The Company's Common Stock traded on the National Market System under the Nasdaq symbol ARCS from the Company's initial public offering on June 7, 1995 until November 26, 1995. The Company has not paid cash dividends in the past and none are expected to be paid in the future. As of March 26, 1996, the Company had approximately 150 shareholders of record, and approximately 2,500 beneficial shareholders.

The information required by Item 5 concerning the high and low sales prices for the Company's Common Stock is incorporated by reference from page 13 of the Company's 1995 Annual Report to Shareholders. Such quotations reflect inter-dealer prices without mark-up, mark-down or commissions and may not necessarily represent actual transactions.

ITEM 6.   SELECTED  CONSOLIDATED FINANCIAL DATA

The information required by Item 6 is incorporated by reference from the inside front cover of the Company's 1995 Annual Report to Shareholders.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information required by Item 7 is incorporated by reference from pages 16 through 20 of the Company's 1995 Annual Report to Shareholders.

ITEM 8.   CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information required by Item 8 is incorporated by reference from pages 21 through 32 of the Company's 1995 Annual Report to Shareholders.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Coopers & Lybrand L.L.P. were previously the principal accountants for Avant! Corporation (formerly ArcSys, Inc.). On November 22, 1995, that firm's appointment as principal accountants was terminated and KPMG Peat Marwick L.L.P. were engaged as principal accountants. The decision to change accountants was approved by the board of directors.

In connection with the audits of the two fiscal years ended December 31, 1994 and subsequent interim period through September 30, 1995, there were no disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subsequent matter of the disagreements.

The audit reports of Coopers & Lybrand L.L.P. on the consolidated financial statements of Avant! Corporation (formerly ArcSys, Inc.) and subsidiaries as of and for the years ended December 31, 1994 and 1993, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.



                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information required by Item 10 as to directors is incorporated by reference from the Company's Proxy Statement to be filed by the Company with the Securities and Exchange Commission within 120 days after the end of the fiscal year.

Executive officers of the Company are appointed by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors. The executive officers of the Company are as follows:

    Name                      Age                       Position
    ----                      ---                       --------

Gerald C. Hsu                 49           President, Chief Executive Officer,
                                             Chairman of the Board and Director
Y. Eric Cho                   48           Senior Vice President of Corporate
                                             Operations, Secretary and Director
John P. Huyett                42           Vice President of Finance and
                                             Administrative Services, Chief
                                             Financial Officer, Treasurer

Gerald C. Hsu joined the Company in March 1994 as President and Chief Executive Officer and has been a director of the company since such date. From July 1991 to March 1994, Mr. Hsu was employed by Cadence Design Systems, Inc. ("Cadence"), an EDA company, where his last position was President and General Manager of the IC Design Group. From June 1988 to July 1991, Mr. Hsu was employed by Sun Microsystems, Inc., an engineering workstation company, where his last position was Director of Strategic Business Development. Mr. Hsu holds an M.S. in Ocean Engineering from the Massachusetts Institute of Technology, an M.S. in Mechanics and Hydraulics from the University of Iowa and a B.S. in Applied Mathematics from the National Chung-Hsing University, Taiwan.

Y. Eric Cho co-founded the Company in February 1991 and has been a director of the Company since such date. Dr. Cho served as Vice President of Sales and Marketing until October 1993. From October 1993 until the present, he has served as the Vice President of Asian Operations. From September 1986 to February 1991, Dr. Cho was employed by Cadence where his last position was Director of IC Marketing. Dr. Cho holds an M.B.A. from New York University, a Ph.D. in Computer Science from the University of California, Berkeley and a B.S. in Electrical Engineering from National Chiao-Tung University, Taiwan.

John P. Huyett has served as Vice President of Finance and Administrative Services, Chief Financial Officer and Treasurer of the Company since the date of the merger, November 27, 1995. Mr. Huyett served as Vice President of Finance and Chief Financial Officer for ISS from the time he joined the Company in July 1993, as Treasurer from October 1993, and as Secretary from October, 1994, through the date of the merger, November 27, 1995. Mr. Huyett was a partner with KPMG Peat Marwick from 1986 until he joined ISS. Mr. Huyett holds a B.S. in Business Administration from the University of North Carolina at Chapel Hill, and is a Certified Public Accountant.

The information required by Item 10 as to the filings of Forms 3, 4, and 5 as required by Section 16(a) of the Securities Exchange Act of 1994 is incorporated by reference from the Company's Proxy to be filed by the Company with the Securities and Exchange Commission within 120 days after the end of the fiscal year.

ITEM 11.  EXECUTIVE COMPENSATION

The information required by Item 11 is incorporated by reference from the Company's Proxy Statement to be filed by the Company with the Securities and Exchange Commission within 120 days after the end of the fiscal year.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by Item 12 is incorporated by reference from the Company's Proxy Statement to be filed by the Company with the Securities and Exchange Commission within 120 days after the end of the fiscal year.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by Item 13 is incorporated by reference from the Company's Proxy to be filed by the Company with the Securities and Exchange Commission within 120 days after the end of the fiscal year.


                                     PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULE, AND REPORTS ON FORM 8-K

The following financial statements are incorporated by reference from the 1995 Annual Report to Shareholders for the year ended December 31, 1995 or, as indicated, are included elsewhere in this Form 10-K.

                                                                   Page number
(a) 1.    FINANCIAL STATEMENTS                                 in Annual Report
                                                               ----------------
          Independent Auditors' Report                                  21
          Consolidated Balance Sheets as of  December 31,
          1995 and 1994                                                 23
          Consolidated Statements of Income for the
          Years Ended December 31, 1995, 1994 and 1993                  22
          Consolidated Statements of Shareholders' Equity
          for the Years Ended December 31, 1995, 1994 and 1993          24
          Consolidated Statements of Cash Flows the Years
          Ended December 31, 1995, 1994 and 1993                        25
          Notes to Consolidated Financial Statements                    26


                                                                  Page number
(a)2.     FINANCIAL STATEMENT SCHEDULE                        in this Form 10-K
                                                              -----------------

          Schedule II -  Valuation and Qualifying Accounts for the
          years ended December 31, 1993, 1994 and 1995                  15

          Independent Auditors' Report                                  16

All other financial statement schedules required under Regulation S-X are omitted as the required information is not applicable.

(a)3.     Exhibits

          The Exhibits filed as part of this Form 10-K are listed on the Exhibit Index immediately preceding such Exhibits and are incorporated by reference.


(b)       Reports on Form 8-K

          The Company filed a report on Form 8-K, under Items 2 and 5, dated November 27, 1995. Pursuant to this report, the Company announced that it had completed its merger with ISS. Stockholders of both companies approved the merger at the companies' respective special stockholder meetings convened on November 27, 1995. The business of both the Company and ISS is now operated under the new name "Avant! Corporation." Effective upon consummation of the merger, David C. Arnold, a board member of ISS at the time of the merger was elected to the Company's Board of Directors. Y. Eric Cho, Tench Coxe, Robert C. Kagle and Gerald C. Hsu, members of the Board of Directors of the Company at the time of the merger, will continue to serve on the Board of Directors of the Company. Mr. Hsu will continue to serve as President and Chief Executive Officer of the Company. In addition, John P. Huyett, Chief Financial Officer of ISS at the time of the merger, was appointed as Chief Financial Officer and Vice President of Finance and Administrative Services of the Company.

          The Company filed a report on Form 8-K, under item 4, dated November 29, 1995. Pursuant to this report, the Company announced effective November 22, 1995, the termination of the appointment of Coopers & Lybrand L.L.P. as the principal accountants for the Company, and the appointment of KPMG Peat Marwick LLP as principal accountants for the Company.


With the exception of the information incorporated by reference to the 1995 Annual Report to Stockholders in Items 5, 6, 7 and 8 of Part II, and Item 14 of
Part IV of this Form 10-K, the Company's 1995 Annual Report to Shareholders is not to be deemed filed as a part of this Report.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        Avant! Corporation
                                        ------------------
                                              (Registrant)


March  28 , 1996                        /s/ Gerald C. Hsu
                                       ------------------
                                       Gerald C. Hsu
                                       President,
                                       Chief Executive Officer, and
                                       Chairman of the Board of Directors


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


   Signature                    Capacity                          Date
   ----------                   ---------                         -----

/s/ Gerald C. Hsu        President (principal executive        March  28 , 1996
------------------       officer), Chief Executive Officer     ----------------
    Gerald C. Hsu        and Chairman of the Board of
                         Directors


/s/ John P. Huyett       Vice President of Finance and         March  28 , 1996
--------------------     Administration, Chief Financial       ----------------
    John P. Huyett       Officer, Treasurer (principal
                         accounting officer and principal
                         financial officer)

/s/ Y. Eric Cho          Senior Vice President                 March  28 , 1996
--------------------     Corporate Operations,                 ----------------
    Y. Eric Cho          Secretary, and Director

/s/ Robert C. Kagle      Director                              March 28  , 1996
---------------------                                          ----------------
    Robert C. Kagle


/s/ Tench Coxe           Director                              March 28  , 1996
---------------------                                          ----------------
    Tench Coxe

                                                                     Schedule II


                               AVANT! CORPORATION
                      VALUATION AND QUALIFYING ACCOUNTS -
                         ALLOWANCE FOR DOUBTFUL ACCOUNTS
                             (amounts in thousands)


                                        Balance      Additions                     Balance
                                     At Beginning     Charged                       At End
                                      of Period      to Expense     Deductions     of Period
                                     ------------    ----------     ----------     ---------
Year ended December 31, 1993           $    4          $ 101         $    0          $ 105
Year ended December 31, 1994              105             67             47            125
Year ended December 31, 1995              125            285            101            309

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Avant! Corporation:

Under date of January 19, 1995, we reported on the consolidated balance sheets of Avant! Corporation as of December 31, 1995 and 1994 and the related consolidated statements of income, Shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which are included in the Company's 1995 annual report. These consolidated financial statements and our report thereon are incorporated by reference in the Company's annual report on Form 10-K for the year 1995. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                                           KPMG PEAT MARWICK LLP


San Jose, California
January 18, 1996

Exhibit 11.1  Calculations of Income Per Share.


                               AVANT! CORPORATION
                STATEMENTS RE:  COMPUTATIONS OF INCOME PER SHARE
                  (amounts in thousands, except per share data)


                                                                              Year ended
                                                                             December 31,
                                                               ------------------------------------
                                                                 1993           1994           1995
                                                                 ----           ----           ----
Common shares outstanding
     (weighted average)                                          6,119          8,291         14,650

Common stock equivalents
(using the treasury stock method):
     Stock Options and Awards
     (weighted average)                                            213            269            982
     Pursuant to Staff Accounting Bulletin No. 83 (A)              496            496            496
     Preferred Stock                                             4,678          4,678             --
                                                               -------        -------        -------

Total (B)                                                       11,506         13,734         16,128
                                                               -------        -------        -------
                                                               -------        -------        -------
Income                                                         $ 1,342        $ 2,260        $ 5,065
                                                               -------        -------        -------
                                                               -------        -------        -------
Income per common share (C)                                 $     0.12     $     0.16       $   0.31
                                                               -------        -------        -------
                                                               -------        -------        -------


(A) Treated as if outstanding for all periods presented. (B) Total of all common stock and equivalents. (C) Equal to income divided by (B).

Exhibit 21.1  Subsidiaries of Registrant



Name                                             Jurisdiction of Incorporation
----                                             -----------------------------

Integrated Silicon Systems, Inc.                       North Carolina

ISS Software Inc.                                      California

ISS Corporate Services, Inc.                           North Carolina

ISS Export FSC, Inc.                                   U.S. Virgin Islands

ArcSys UK Limited                                      England

Avant! Export FSC, Inc.                                Barbados

Exhibit 23.1  Consent of KPMG Peat Marwick LLP


Independent Auditors' Consent


The Board of Directors
Avant! Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-77196 and 33-77242) on Form S-8 of Avant! Corporation of our reports dated January 18, 1996 relating to the consolidated balance sheets of Avant! Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, Shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related financial statement schedule, which reports appear or are incorporated by reference in the December 31, 1995 annual report on Form 10-K of Avant! Corporation.


                                                          KPMG PEAT MARWICK LLP



San Jose, California
March 28, 1996

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        Avant! Corporation
                                        ------------------
                                              (Registrant)


March  28 , 1996                        /s/ Gerald C. Hsu
                                       ------------------
                                       Gerald C. Hsu
                                       President,
                                       Chief Executive Officer, and
                                       Chairman of the Board of Directors


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


   Signature                    Capacity                          Date
   ---------                    --------                          ----

/s/ Gerald C. Hsu        President (principal executive        March  28 , 1996
------------------       officer), Chief Executive Officer     ----------------
    Gerald C. Hsu        and Chairman of the Board of
                         Directors


/s/ John P. Huyett       Vice President of Finance and         March  28 , 1996

--------------------     Administration, Chief Financial       ----------------
    John P. Huyett       Officer, Treasurer (principal
                         accounting officer and principal
                         financial officer)

/s/ Y. Eric Cho          Senior Vice President                 March  28 , 1996
--------------------     Corporate Operations,                 ----------------
    Y. Eric Cho          Secretary, and Director

/s/ Robert C. Kagle      Director                              March 28  , 1996
---------------------                                          ----------------
    Robert C. Kagle


/s/ Tench Coxe           Director                              March 28  , 1996
---------------------                                          ----------------
    Tench Coxe

(c)  Exhibit Listing


 EXHIBIT
 -------
   NO.                               DESCRIPTION
  ---                                -----------

 3.1        Restated Certificate of Incorporation

 3.2        Bylaws (1)

 4.1 Amended and Restated Investors Rights Agreement between the Company and the Investors specified therein dated September 24, 1993 (1)

 4.2        Specimen Common Stock Certificate (1)

 10.1 Series C Preferred Stock Purchase Agreement between the Company and the Investors specified therein dated as of September 24, 1993 (1)

 10.2 Distribution Agreement between the Company and Marubeni Hytech Corporation dated as of September 30, 1994 (1)

 10.3 Distribution Agreement between the Company and Design Solutions, Inc. dated as of September 30, 1994 (1)

 10.4 Real Property Lease between the Company and TRI/VEST Properties I dated as January 5, 1993 (1)

 10.5 License Agreement between the Company and Sun Microsystems, Inc. dated as of February 28, 1995 (1)

 10.6 Software Agreement between the Company and AT&T Corp. dated as of December 15, 1994 (1)

 10.7 In-Sync Cooperative Technical and Marketing Agreement between the Company and Synopsys, Inc. dated March 1, 1995 (1)

 10.8       1993 Stock Option/Stock Issuance Plan (1)

 10.9       1995 Stock Option/Stock Issuance Plan (1)

 10.10      Employee Stock Purchase Plan (1)

 10.11      Form of Indemnification Agreement (1)

 10.12 Indemnification Agreement entered into between the Company and Gerald C Hsu dated May 24, 1994 (1)

 11.1       Statement regarding Computation of Net Income Per Share

 22.1       List of subsidiaries of the Company

 23.1       Consent of KPMG Peat Marwick L.L.P., Independent Auditors' Consent

 ____________

(1) Incorporated by reference to the Company's Registration Statement on Form S-1. filed April 12, 1995 (File No. 33-91128)

Avant! is dedicated to our customers, our technology, and our people. Our mission is to provide innovative technology, products, services and business models that enable our customers to solve the toughest problems in deep submicron integrated circuit (IC) design, improve their productivity, and achieve a high return on their investment.

Nineteen Hundred and Ninety-Five was a monumental year for Avant!. We began the year as two fast-growing IC design automation (ICDA) companies, ArcSys, Inc. (then privately held) and Integrated Silicon Systems, Inc. (ISS) (Nasdaq: ISSS). ArcSys completed its initial public offering in June (Nasdaq: ARCS), and in August announced its merger with ISS. The merger was completed in November, and we closed the year as Avant! Corporation, a company focused entirely on deep submicron integrated circuit design automation.

A Record-Setting Year. We are pleased to report that Avant! is profitable and is one of the fastest-growing companies in ICDA. We are proud to report record levels of revenue, net income, and earnings per share for fiscal 1995. We recognized revenue of $38 million, a 100% increase over revenue of $19 million in 1994. Net income was $5 million (31 cents per share), a 124% increase in net income and a 94% increase in earnings per share over 1994. Operating margin for the year was 28%, excluding merger expenses.

In addition to record revenue, net income, and earnings per share, this year turned out several notable achievements. We firmly established a business model that enables our customers and Avant! to be successful in both the short and long term. This business model is based on a mix of perpetual licenses, whereby we sell a lifetime license with annual maintenance fees, and "time licenses," whereby we sell customers a license to use our products for a specified time (typically three years). The multi-year time-license model provides us greater stability and increased visibility into our future revenue stream. In addition, this model enables customers to satisfy their design load requirements and constant financial constraints, and keeps Avant! moving forward with new technology developments.

    A strong balance sheet and no debt give us a good measure of financial as we enter the new fiscal year, and enable us to execute on our ambitious strategic plans.

We also established a customer support model that enables our customers to receive both applications and software support in exchange for a major portion of software maintenance fees. We were able to close business with many major semiconductor and systems companies because of our innovative business model, and we are the only major ICDA company to provide this unique type of return on the customer's support investment.

This year our cash position increased significantly, primarily due to the ArcSys initial public offering and significant cash flow from operations. A strong balance sheet and no debt give us a good measure of financial security as we enter the new fiscal year, and enable us to execute on our ambitious strategic plans. We increased our visibility into future quarters by increasing our backlog and growing our time license revenue stream, which also give us one of the best DSOs

(days sales outstanding, often used as a measure of customer satisfaction and financial stability) in the EDA industry.

Build to Last: Laying a Foundation for Success. Also in 1995 we began laying a foundation for future success. Our primary goal is to "build to last"--develop the organization, infrastructure, and processes that will help Avant! succeed as a major player in the ICDA industry. And we think we're well on our way toward meeting that goal. We are in the process of establishing a strong corporate culture based on keeping our commitments, with three values at our core: our customers, who are the key measure of our success; our technology, which is essential to IC design; and, our people, who are the foundation of our software products.

The merger was completed in November, and our company officially became Avant! Corporation. The name of the company is taken from the Italian word "Avanti," meaning "Onward!," "Forward!" or "Let's go!," and is commonly used during Italian soccer games to show competitive spirit. The related French word is "avant," as in "avant garde," used to describe a group of people dedicated to the invention and application of new techniques in a given field. We combined these words and transformed the "i" into an exclamation point as a constant reminder to ourselves, our customer base, and our shareholders of our competitive spirit and our enthusiasm for meeting the needs of our customers for deep submicron ICDA solutions. In addition, the flipped "i" reminds us that innovation, invention, and ideas come from looking at things from a different perspective.

 Our primary goal is to "build to last"--develop the organization, infrastructure, and processes that will help Avant! succeed as a major player in the ICDA industry.

We established our corporate headquarters in Sunnyvale, California, in the heart of Silicon Valley, and formed two engineering divisions - the RTP (Research Triangle Park) Division and the Silicon Valley Division.

The Semiconductor Market Depends on Deep Submicron ICDA. Because of the increased worldwide demand for smaller, faster, more complex electronic products at lower cost and shorter time to market, our customers are migrating their IC designs to deep submicron feature sizes (less than0.5 micron). With deep submicron processing requirements, physical design has more of an impact on IC performance than logical design. At such small feature sizes, instead of gate (or transistor) delay, interconnect wire delay is a major factor in determining a design's performance, and the density of interconnect routing is primarily responsible for determining a design's die size. Avant!'s physical design tools optimize both interconnect delay and routing density to achieve the best performance and smallest die size.

In 1995, IC physical design automation was widely recognized and accepted as the primary technology that is essential to the growth and development of the electronics and semiconductor industries, due to the challenges of interconnect delay, placement and routing, verification and modeling in complex deep submicron IC designs. According to Collett International, an electronics industry research firm, a 10% reduction in die size can lead to a 20% reduction in manufacturing costs, which are usually in the hundred-million-dollar range.

Delivering Technology With an Impact. Avant!'s product strategy is to develop the IC physical design technology that has the greatest impact on our customers' success. During the year, this technology was delivered to the market through the ArcCell physical layout product line, the VeriCheck hierarchical verification product line, and our associated signal integrity analysis tool suite.

We transformed the "i" into an exclamation point as a constant reminder to ourselves, our customer base, and our shareholders of our competitive spirit and our enthusiasm for meeting the needs of our customers for deep submicron ICDA solutions. In addition, the flipped "i" reminds us that innovation, invention, and ideas come from looking at things from a different perspective.

ArcCell is used by the world's leading semiconductor, computer, telecommunications, and consumer electronics companies for the placement and routing of mainstream structured custom and standard cell ICs and application specific integrated circuits (ASICs). In January 1996, we complemented ArcCell by releasing ArcCell-XO, the industry's first high-performance, common architecture six-layer metal IC layout product. ArcCell-XO is in demand by designers of high-end structured custom ICs, including microprocessors and complex application-specific standard products (ASSPs) such as multimedia and video graphics chips.

VeriCheck, which has become an industry standard solution for physical verification of complex ICs, was complemented during the year with the introduction of RCE, an extractor for distributed RC networks; and HLPE, a full-chip capacitance extractor. We also introduced Star-DC, our submicron delay calculator that provides highly accurate calculations of both gate and interconnect delay; and the second generation of Crunch, which compresses RC data by up to two orders of magnitude and accelerates interconnect analysis by similar proportions.

Our People Set the ICDA Pace. Avant! was founded by ICDA pioneers - people who invented physical design automation technology at leading universities in the early days of computer-aided design. These people have continued to set the pace for ICDA technology developments in both industry and academia.

Avant!'s product strategy is to develop the IC physical design technology that has the greatest impact on our customers' success. Through committed teamwork, we deliver timely solutions to the market.

We're very proud of both the quality and productivity of our employees. More than 80% of them have technical backgrounds. Half of all our employees are in research and development; one third of these hold Ph.D.s. And two-thirds of the R&D engineers in our Silicon Valley Division have Ph.D.s.

Our productivity has improved steadily for the past three years: for example, revenue per employee has increased from $117,000 to $164,000 to $218,000 in 1993, 1994 and 1995,
respectively. And in 1995, the majority of our sales team made 150% to 280% of their sales quotas.

Through continuing discussions with customers, industry leaders, and leading universities, especially the University of California at Berkeley and Carnegie Mellon University, Avant! employees continually analyze technology trends and anticipate IC design automation needs. Avant! is firmly committed to developing the best ICDA technology and to providing the best support to our customers to help their businesses be as successful as possible.

Customers are the Key to Our Success. Increasing IC performance, reducing IC cost, and shortening the time to market are our customers' most critical business success factors. It is with these success factors in mind that we develop our deep submicron ICDA technology, deliver on our customer support model, and bring our physical design products and methodology to market. In addition, to help customers meet their objectives, we continue to partner with companies whose core technologies are highly strategic and complementary to physical layout and verification. Our partnership with the leading logic synthesis supplier enables customers to link their physical and logical design efforts. By this link, customers are able to achieve an increase in IC performance and time-to-market objectives.

By partnering with companies whose core technologies are highly strategic and complementary to physical design, we help our customers meet their IC performance die size, and time-to market requirements.

Customers all over the world are using Avant! products to produce the world's leading semiconductor, computer, consumer electronics and telecommunications chips. By the end of 1995, our customer base included most of the top electronics companies worldwide. Customers such as these depend on Avant! to develop their complex, high-performance ICs and speed them to market.

On behalf of all Avant! employees, I thank you for your continued support.

The discussion in this Annual Report contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Quarterly Results" and "Factors That May Impact Future Operations" as well as those discussed in this section and elsewhere in this Annual Report, and the risks discussed in the "Risk Factors" section included in the Company's Registration Statement on Form S-1 as declared effective by the Securities and Exchange Commission on June 6, 1995 (Reg. No. 33-91128), the Registration Statement on Form S-4 as declared effective by the Securities and Exchange Commission on October 23, 1995 (Reg. No. 33-96648), and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including the report on Form 10-K for the year ended December 31, 1995. [to table of contents]

OVERVIEW

Avant! Corporation (the Company) resulted from the merger of ArcSys, Inc. (ArcSys) and Integrated Silicon Systems, Inc. (ISS) on November 27, 1995. Results and discussion for all periods relate to the Company, unless otherwise indicated. The merger has been accounted for as a pooling of interests, and accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position and cash flows of ISS.

The Company develops, markets, and supports software products that assist design engineers in the physical layout, design, verification, and analysis of advanced integrated circuits (ICs). The Company's strategy is to focus on productivity-enhancing software for the integrated circuit design automation (ICDA) segment of the electronic design automation (EDA) market.

ArcSys was founded in February 1991 and began shipping ArcCell, its cell-based place and route software product, in 1993. ISS was founded in 1986 and began shipping its initial physical layout software products in 1988. ISS introduced Ver i Check, its hierarchical physical verification software, in the third quarter of 1992. ISS introduced its signal integrity analysis software in 1994. Substantially all of the Company's revenue for 1993, 1994 and 1995 was derived from the licensing and support of ArcCell and Ver i Check. [to table of contents]

Results of Operations

The following table sets forth the percentage of total revenue and the percentage change for certain items in the Company's consolidated financial statements (after giving effect to rounding) for the periods indicated:


[to table of contents]


Comparison of Years Ended December 31, 1993, 1994 and 1995

Revenue. Revenue consists primarily of fees for licenses of the Company's software products, maintenance and customer support. Revenue from the sale of software licenses is recognized after shipment of the products, delivery of permanent authorization codes and fulfillment of acceptance terms, if any, providing that no significant vendor and post-contract support obligations remain and collection of the related receivable is probable. Any remaining insignificant vendor or post-contract support obligations are accrued at the time the revenue is recognized. In instances where there is a contingency regarding the sale, revenue recognition is delayed until the contingency has been resolved. When the Company receives advance payment for software products, such payments are reported as deferred revenue until all conditions for revenue recognition are met. The Company has entered into certain license agreements under which software, support and other services are provided to a customer for a bundled price for a specific period of time. Generally, revenue under such agreements is recognized ratably over the contract period. Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically 12 months. Revenue from customer training, support and other services is recognized as the service is performed.

The Company's total revenue increased 118% from $8,708,000 in 1993 to $18,958,000 in 1994, and increased 100% to $38,004,000 in 1995. The percentage of the Company's total revenue attributable to software licenses decreased slightly from 88% in 1993 to 87% in 1994, and to 85% in 1995. This decrease is primarily due to the increased user base and resulting increase in maintenance revenue. International sources accounted for 11%, 32% and 33% of software revenue in 1993, 1994 and 1995, respectively. The Company relies on distributors and manufacturer's representatives for licensing and support of its products in Asia. Software revenue from these channels accounted for 11%, 26% and 29% of sales in 1993, 1994 and 1995, respectively.

Software revenue increased 115% from $7,648,000 in 1993 to $16,431,000 in 1994, and increased 96% to $32,286,000 in 1995. Increases in software revenue were due primarily to increased license revenue from the Company's place and route and physical verification software. Services revenue increased 138% from $1,060,000 in 1993 to $2,527,000 in 1994, and increased 126% to $5,718,000 in 1995, reflecting the growing base of installed systems. Through December 31, 1995, price increases have not been a material factor in the Company's revenue growth.

As discussed in the consolidated financial statements, the Company is involved in litigation with Cadence Design Systems, Inc., and other related actions (collectively "the Cadence litigation"). As a result of the Cadence litigation, some customers may cancel or postpone orders of the Company's products. As of December 31, 1995, there had not been a material financial impact on the Company; however, significant order delays in the future may impact the Company's business, financial condition and results of operations.

Deferred revenue increased 121% from $2,280,000 at December 31, 1994 to $5,029,000 at December 31, 1995 due to an increase in the number of customer agreements whereby software and services are provided for a specific period and revenue is recognized ratably over the contract period.

Costs of Software. Costs of software consist primarily of expenses associated with product documentation and production costs as well as amortization of capitalized software costs. Costs of software increased from $236,000 in 1993 to $340,000 in 1994 and increased to $430,000 in 1995. Costs of software as a percentage of software revenue decreased principally due to increased sales. Costs of software included amortization of capitalized software amounting to $145,000, $199,000 and $228,000 in 1993, 1994 and 1995 respectively.

Costs of Services. Costs of services consist of costs of maintenance and customer support, and direct costs associated with providing other services. Maintenance includes activities undertaken after the product is available for general release to customers to correct errors and make routine changes and additions. Customer support includes any installation assistance, training classes, telephone question and answer services, newsletters, on-site visits and software or data modifications. Costs of services increased from $614,000 in 1993 to $1,352,000 in 1994 and increased to $2,988,000 in 1995, representing 58%, 54%
and 52% of services revenue, respectively. The increases in costs of services were due primarily to an increase in personnel and expenses necessary to support the Company's growing base of installed software. The reduction in costs of services as a percentage of services revenue reflects the improved utilization of the Company's customer support resources in servicing its increasing customer base.

Selling & Marketing Expenses. Selling and marketing expenses consist primarily of costs, including sales commissions, of all personnel involved in the sales process. This includes sales representatives, marketing associates and application engineers. Selling and marketingexpenses also include costs of advertising, public relations, conferences and trade shows. Selling and marketing expenses increased from $3,302,000 in 1993 to $7,615,000 in 1994, and to $12,945,000 in 1995. The increases reflect higher sales commissions associated with increased sales volumes and increases in sales and marketing personnel from 30 to 48 to 54 as of December 31, 1993, 1994 and 1995, respectively. As a percentage of total revenue, selling and marketing expenses increased from 38% in 1993 to 40% in 1994, and decreased to 34% in 1995. The decrease in selling and marketing expenses as a percentage of total revenue from 1994 to 1995 resulted primarily from revenue growth and improved sales productivity. The increase in selling and marketing expenses as a percentage of total revenue in 1994 resulted from higher costs associated with increased international sales compared to 1993. The Company expects to hire additional sales and marketing personnel and to increase promotion and advertising expenditures throughout 1996.

Research and Development Expenses. Research and development expenses include all costs associated with the development of new products and the significant enhancement of existing products. Research and development expenses increased from $3,309,000 in 1993 to $4,837,000 in 1994, and to $7,732,000 in 1995.
Research and development expenses represented 38%, 26% and 20% of total revenue in 1993, 1994 and 1995, respectively. The increases in research and development resulted from increased personnel-related costs associated with the development of new products and enhancements of existing products. The number of research and development personnel increased from 42 to 67 to 98 as of December 31, 1993, 1994 and 1995, respectively. The Company anticipates that it will continue to devote substantial resources to product research and development.

Software development costs are accounted for in accordance with the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards
(SFAS) No. 86, under which the Company is required to capitalize software development costs once technological feasibility has been established. The Company amortizes such amounts over three years. The amount of software development costs capitalized for 1993, 1994 and 1995 was $140,000, $143,000 and $63,000, respectively, representing 4%, 3% and 1% of total research and development costs in 1993, 1994 and 1995, respectively.

General and Administrative Expenses. General and administrative expenses increased from $1,606,000 in 1993 to $2,070,000 in 1994, and to $3,406,000 in
1995, reflecting increases in
personnel and related costs necessary to support the Company's growth. As a percentage of total revenue, general and administrative expenses decreased from 18% in 1993 to 11% in 1994, and to 9% in 1995. The Company incurred unexpected legal and other costs in the fourth quarter of 1995 relating to the Cadence litigation. The Company expects these legal expenditures to continue in 1996.

Merger Expenses. In connection with the merger with ISS, the Company recorded related costs of approximately $3,600,000. These costs consisted primarily of the following: (i) approximately $2,858,000 for transaction fees for attorneys, accountants, investment bankers, and other related charges; (ii) approximately $233,000 for the elimination of duplicate facilities and equipment; (iii) approximately $337,000 for severance, and (iv) approximately $162,000 for incremental travel, communications, consulting and other costs associated with internal activities.

Income (Loss) from Operations. The Company had a loss from operations of $359,000 in 1993, and income from operations of $2,744,000 and $6,913,000 in
1994 and 1995, respectively. The change in operating results is attributable to revenue growth net of increased expenses necessary to support the Company's growth. Operating loss represented 4% of revenue in 1993. Operating income represented 14% and 18% of revenue in 1994 and 1995, respectively.

Interest Income and Expense. Interest income was $200,000, $878,000 and $2,449,000 in 1993, 1994 and 1995, respectively. Interest income increased in 1994 and 1995 due to larger cash balances resulting primarily from the proceeds of the ISS public offering completed in February 1994, and the Company's public offering completed in June 1995. Interest expense represents interest paid on capital leases.

Income Taxes. The Company accounts for income taxes in accordance with the FASB's SFAS No. 109. Prior to 1995, the Company had experienced net operating losses and had established a valuation allowance against its deferred tax assets relating to the resulting net operating loss carryforwards. As a result of the merger with ISS, the consolidated financial statements have been restated and the valuation allowance was eliminated during 1993. The provision for income taxes as a percentage of pre-tax income was 628%, 35% and 46% for 1993, 1994 and 1995, respectively. The percentage in 1993 was different from theU.S. federal statutory rate of approximately 34% due to the elimination of the valuation allowance. The percentage in 1995 was higher than the U.S. federal statutory rate of approximately 34% due to the effect of merger expenses that were not deductible for income tax purposes. [to table of contents]

Quarterly Results

The Company's quarterly results have varied in the past and may be subject to fluctuations resulting from a variety of factors, including purchasing patterns of customers, the completion of product evaluations by customers, the timing of product enhancements and product introductions by the Company and its competitors, and the timing of significant orders. The customer evaluation process for the Company's products is lengthy, and the timing and outcome of such evaluations have affected the Company's historical quarterly performance and may impact future quarterly results. A substantial portion of the Company's revenue in each quarter results from orders received in the same quarter. The Company's expense levels are based, in part, on its expectations as to future revenue. The Company continues to expand and increase its operating expenses in order to generate and support future revenue. If revenue levels are below expectations, operating results are likely to be disproportionately affected because only a small portion of the Company's expenses varies with its revenue. As a result, the Company believes that period-to-period comparison of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Due to the factors noted above, the Company's future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of the Company's common stock. Additionally, the Company may not learn of such shortfalls until late in a fiscal quarter, which could result in an even more immediate and adverse effect on the trading price of the Company's common stock. [to table of contents]

Liquidity and Capital Resources

Net cash provided by operations was $747,000 in 1993, $2,384,000 in 1994 and $11,351,000 in 1995. The increase in cash provided by operations primarily results from increases in net income, deferred taxes and deferred revenue. The Company used $2,679,000, $22,856,00 and $27,083,000 of net cash in 1993, 1994 and 1995, respectively, for investing activities. Net cash used in investing activities relates primarily to net purchases of short-term "available-for-sale" securities. The securities, which are accounted for in accordance with the FASB's SFAS No. 115, consist of short-term debt securities, U.S. Government Agency debt securities, U. S. Treasury Bills, municipal/corporate auction preferred stock, municipal bonds and demand deposit investments in limited-maturity fixed-income mutual funds. Cash is also used to acquire equipment, furniture and fixtures. Purchases of equipment, furniture and fixtures primarily represent computer workstations and file servers for the Company's employees. The Company expects that purchases of equipment will likely increase as the Company's employee base grows.

The Company's stated payment terms generally are net 30 days. However, in the Company's experience, many customers do not comply with stated payment terms due to industry practice, slower payment by certain major companies and most foreign customers, and general economic conditions. The Company periodically increases its allowance for doubtful accounts to reflect increased sales levels and collection experience. The Company believes that its allowance for doubtful accounts is adequate.

As of December 31, 1995, the Company had $69,719,000 in cash and short-term investments and $68,784,000 in working capital. As of December 31, 1995, the Company had $10,187,000 in current liabilities, including $5,029,000 of deferred revenue. As of December 31, 1995, there was no bank indebtedness outstanding and the Company had no long-term commitments other than operating and capital lease obligations.

Based on its operating plan, the Company believes that it has available cash and short-term investments sufficient to fund the Company's operations until at least the end of 1996.
[to table of contents]

Factors That May Impact Future Operations

The Company's products compete with similar products from both larger and smaller EDA vendors, and with dissimilar EDA products for a share of their customers' EDA budgets. The EDA industry, and as a result the Company's business, has benefited from the rapid worldwide growth of the semiconductor industry. There can be no assurance that this rapid growth will continue. The EDA industry as a whole may experience pricing and margin pressures from a decrease in growth in the semiconductor industry, or other changes in the overall computing environment. In addition,the EDA industry is experiencing consolidation as the major EDA vendors are seeking to provide a complete range of EDA products to customers. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that market conditions faced by the Company will not adversely affect its operating results and financial condition.

The Company's future success depends upon its ability to improve current products and develop new products that address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will continue to be successful in developing technologically acceptable products on a timely basis. The Company's ability to develop and improve products is dependent on key individuals for their technical and other contributions. There can be no assurance that the Company can continue to attract and retain these key personnel. Loss of certain key personnel could result in loss of the Company's market advantage and could adversely affect its business, operating results and financial condition.

The Cadence litigation may result in canceled or postponed customer orders and increased future expenditures. Since only a small portion of the Company's expenses varies with revenue, canceled orders or significant expenses related to the Cadence litigation may have an adverse effect on the Company's business, operating results and financial condition.

The FASB recently adopted SFAS No. 123, Accounting for Stock-Based Compensation. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans, including employee stock purchase plans and stock option plans. Management plans to remain on Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to measure compensation expense. Therefore, adoption of SFAS No. 123 will not have a material effect on the Company's consolidated results of operations.
[to table of contents]

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors
Avant! Corporation:


We have audited the accompanying consolidated balance sheets of Avant! Corporation and subsidiaries (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avant! Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.





January 18, 1996

                       AVANT! CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1995 and 1994

                  (amounts in thousands, except per share data)


                        Assets                         1995          1994
                        ------                         ----          ----
Current assets:
  Cash and cash equivalents                         $ 22,750      $  5,830
  Short-term investments                              46,969        23,561
  Accounts receivable, net                             5,906         4,388
  Deferred income taxes                                1,638         2,835
  Other                                                1,708           963
                                                     -------        ------

          Total current assets                        78,971        37,577

Equipment, furniture, and fixtures, net                5,091         2,355
Capitalized software, net                                150           315
                                                     -------        ------

          Total assets                              $ 84,212      $ 40,247
                                                     -------        ------
                                                     -------        ------

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------

Current liabilities:
  Current portion of capital lease obligations      $    145      $    273
  Accounts payable                                       801           507
  Accrued compensation                                 2,319         1,754
  Accrued income taxes                                   362           150
  Other accrued liabilities                            1,531           643
  Deferred revenue                                     5,029         2,280
                                                     -------        ------

          Total current liabilities                   10,187         5,607

Capital lease obligations, less current portion           40           147
Deferred rent                                            110          -
Deferred income taxes                                    365           681
                                                     -------        ------

          Total liabilities                           10,702         6,435
                                                     -------        ------
Mandatorily redeemable convertible preferred stock:
  Mandatorily redeemable convertible preferred
    stock, and convertible preferred stock with put
    option, $.0001 par value; 3,655 shares
    authorized; no shares issued and outstanding in
    1995; 3,570 shares issued and outstanding
    (liquidation value of $8,536) in 1994                -           8,312

Shareholders' equity:
  Series A convertible preferred stock, $.0001 par
    value; 687
    shares authorized; no shares issued
    and outstanding in 1995; 687 shares issued and
    outstanding (liquidation value of $907) in 1994      -             -

Common stock, $.0001 par value; 25,000 and 10,000
 shares authorized, 15,910 and 8,698 shares issued
   and outstanding in 1995 and   1994,respectively        16             9
Additional paid-in capital                            68,162        25,080
Deferred stock compensation                             (517)          (62)
Net unrealized gain (loss) on short-term
 investments                                              89          (222)
Retained earnings                                      5,760           695
                                                     -------        ------

          Shareholders' equity                        73,510        25,500
                                                     -------        ------

          Total liabilities, mandatorily
            redeemable convertible preferred
            stock, and shareholders' equity         $ 84,212      $ 40,247
                                                     -------        ------
                                                     -------        ------

See accompanying notes to consolidated financial statements.

                       AVANT! CORPORATION AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 1995, 1994 and 1993

                  (amounts in thousands, except per share data)


                                          1995           1994           1993
                                          ----           ----           ----
Revenue:
  Software                           $ 32,286       $ 16,431        $ 7,648
  Services                              5,718          2,527          1,060
                                      -------         ------         ------

          Total revenue                38,004         18,958          8,708
                                      -------         ------         ------
Costs and expenses:
  Costs of software                       430            340            236
  Costs of services                     2,988          1,352            614
  Selling and marketing                12,945          7,615          3,302
  Research and development              7,732          4,837          3,309
  General and administrative            3,379          2,070          1,606
  Merger expenses                       3,590            -              -
                                      -------         ------         ------

          Total operating expenses     31,064         16,214          9,067
                                      -------         ------         -------

          Income (loss) from
           operations                   6,940          2,744           (359)
                                      -------         ------         ------

Interest income                         2,449            878            200
Interest expense                         (154)          (146)           (95)
                                      -------         ------         ------

          Income (loss) before
           income taxes                 9,235          3,476           (254)
                                      -------         ------         ------
Provision for income taxes              4,170          1,216         (1,596)
                                      -------         ------         ------

          Net income                 $  5,065        $ 2,260        $ 1,342
                                      -------         ------         ------
                                      -------         ------         ------

Net income per common share          $   0.31        $  0.16        $  0.23
                                      -------         ------         ------
                                      -------         ------         ------

Weighted average number of common
 and common equivalent shares
 outstanding                           16,128         13,734          5,805
                                      -------         ------         ------
                                      -------         ------         ------

See accompanying notes to consolidated financial statements.

                       AVANT! CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                    Years ended December 31, 1995, 1994, 1993

                             (amounts in thousands)


                                            1995          1994            1993
                                            ----          ----            ----
Cash flows from operating activities:
  Net income                              $ 5,065       $ 2,260        $ 1,342
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
       Depreciation                         1,187           636            337
       Amortization of capitalized
       software costs                         228           199            145
       Amortization of deferred
       stock compensation                     133          -              -
       Deferred income taxes                2,183           398         (2,404)
       Deferred rent                          110            (5)           (19)
       Changes in operating assets
       and liabilities:
          Accounts receivable, net         (1,518)       (2,260)        (1,245)
          Other current assets               (745)          (48)           (92)
          Accounts payable                    294           232            141
          Accrued compensation                565         1,057            576
          Accrued income taxes                212          (221)           221
          Other accrued liabilities           888           241            252
          Advance payments by
          shareholder for product            -             (453)          (213)
          Deferred revenue                  2,749           348          1,706
                                          -------       -------       --------
              Net cash provided by
              operating activities         11,351         2,384            747
                                          -------       -------       --------

Cash flows from investing activities:
  Purchases of short-term investments     (79,568)      (92,615)        (2,529)
  Maturities and sales of
  short-term investments                   56,471        71,366            667
  Purchases of equipment, furniture,
  and fixtures                             (3,923)       (1,483)          (677)
  Capitalized software development
  costs                                       (63)         (143)          (140)
  Cash received in merger                    -               19           -
                                          -------       -------       --------

              Net cash used in
              investing activities        (27,083)      (22,856)        (2,679)
                                          -------       -------       --------

Cash flows from financing activities:
  Payment on note assumed in merger          -              (89)          -
  Principal payments under capital
  lease obligations                          (235)         (235)          (134)
  Proceeds from issuance of preferred
  stock, net                                  -             -            4,482
  Repurchase of common stock                   (3)           (2)          -
  Exercise of stock options                 4,643           201           -
  Issuance of common stock under
  employee stock purchase plan                534            66         -
  Proceeds from issuance of
  common stock, net                        27,713        20,343             48
                                          -------       -------       --------

              Net cash provided by
              financing activities         32,652        20,284          4,396
                                          -------       -------       --------

Net increase (decrease) in cash
 and cash equivalents                      16,920          (188)         2,464

Cash and cash equivalents, beginning
 of year                                    5,830         6,018          3,554
                                          -------       -------       --------
Cash and cash equivalents, end of year   $ 22,750       $ 5,830        $ 6,018
                                          -------       -------       --------
                                          -------       -------       --------

See accompanying notes to consolidated financial statements.


                                                         AVANT! CORPORATION

                                           Consolidated Statements of Shareholders' Equity

                                            Years ended December 31, 1995, 1994 and 1993

                                                       (amounts in thousands)


                                                                             Net
Balances as of December 31, 1992                    1,710           $ 630        $ 4,973        $      5       $ 3,075      $  -

  Issuances of common stock                           -                -             214             -              63         -
  Repurchase and retirement of common stock           -                -              (2)            -              (2)        -
  Unrealized loss on short-term investments           -                -             -               -             -           -
  Net income for 1993                                 -                -             -               -             -           -
                                                 --------          -------       -------         --------       -------     -------
Balances as of December 31, 1993                    1,710             630          5,185               5         3,136         -

  Conversion of preferred stock to common stock    (1,023)           (630)         1,023               1           629         -
                                                      -                -             -
  Issuance of  shares in public offering,
    net of expenses                                   -                -           2,250               3        20,340         -
  Issuances of common stock under stock option
    plan, including related tax benefits              -                -             134              -            848         -
  Issuances of common stock under employee stock
    purchase plan                                     -                -               5              -             66         -
  Issuance of  shares and accumulated deficit of
    merged company (PSI)                              -                              113              -              1         -
  Repurchase of common stock                          -                -             (12)             -             (2)        -

    Issuance of common stock options at below
      market value                                    -                -              -               -             62        (62)
  Unrealized loss on short-term investments           -                -              -               -             -          -
  Net income for 1994                                 -                -              -               -             -          -
                                                 --------          -------       -------         --------       -------     -----
Balances as of December 31, 1994                      687              -          8,6989               9        25,080        (62)

                                                                                                                         (Continued)


Balances as of December 31, 1992                 $    -          $ (2,804)      $    906

  Issuances of common stock                           -                -              63
  Repurchase and retirement of common stock           -                -              (2)
  Unrealized loss on short-term investments            (8)             -              (8)
  Net income for 1993                                 -                -              -
                                                 --------          -------       -------

Balances as of December 31, 1993                       (8)         (1,462)         2,301
  Conversion of preferred stock to
  common stock                                        -                -              -
  Issuance of  shares in public offering,
    net of expenses                                   -                -          20,343
  Issuances of common stock under stock
    option plan, including related tax benefits       -                -             848
  Issuances of common stock under employee stock
    purchase plan                                     -                -              66
  Issuance of  shares and accumulated deficit of
    merged company (PSI)                              -              (103)          (102)
  Repurchase of common stock                          -                -              (2)
  Issuance of common stock options at below
    market value                                      -                -              -
  Unrealized loss on short-term investments          (214)             -            (214)
  Net income for 1994                                 -             2,260          2,260
                                                 --------          -------       -------
Balances as of December 31, 199                      (222)            695         25,500

                                                                                         (Continued)



                                                         AVANT! CORPORATION

                                    Consolidated Statements of Shareholders' Equity, (Continued)

                                            Years ended December 31, 1995, 1994 and 1993

                                                       (amounts in thousands)

Balances as of December 31, 1994                      687          $   -           8,698         $     9      $ 25,080     $  (62)

  Issuance of shares in public offering,
     net of expenses                                   -               -           2,360               2        27,711         -
  Conversion of mandatory redeemable convertible
     preferred stock into common stock                 -               -           3,570               4         8,308         -
  Conversion of preferred stock into common stock    (687)             -             687               -          -            -
  Exercise of stock options and warrants,
     including related tax benefits                    -               -             570               1         5,944         -
  Repurchase of common stock                           -               -             (18)              -            (3)        -
  Issuance of common stock options at below
     market value                                      -               -              -                -           588       (588)
  Amortization of deferred stock compensation          -               -              -                -           -          133
  Issuance of common stock under employee
     stock purchase plan                               -               -              43               -           534         -
  Unrealized gain on short-term investments            -               -              -                -           -           -
  Net income for 1995                                  -               -              -                -           -           -
                                                 --------          -------       -------         --------     --------    -------
Balances as of December 31, 1995                       -          $    -          15,910        $     16     $  68,162    $  (517)
                                                 --------          -------       -------         --------     --------    -------
                                                 --------          -------       -------         --------     --------    -------

See accompanying notes to consolidated financial statements.

****
Balances as of December 31, 1994                  $  (222)         $  695       $ 25,500

  Issuance of shares in public offering,
     net of expenses                                   -               -          27,713
  Conversion of mandatory redeemable convertible
     preferred stock into common stock                 -               -           8,312
  Conversion of preferred stock into common stock      -               -              -
  Exercise of stock options and warrants,
     including related tax benefits                    -               -           5,945
  Repurchase of common stock                           -               -              (3)
  Issuance of common stock options at below
     market value                                      -               -              -
  Amortization of deferred stock compensation          -               -             133
  Issuance of common stock under employee
     stock purchase plan                               -               -             534
  Unrealized gain on short-term investments           311              -             311
  Net income for 1995                                  -            5,065          5,065
                                                 --------        --------       --------

Balances as of December 31, 1995                 $     89         $ 5,760         73,510
                                                 --------        --------       --------
                                                 --------        --------       --------

See accompanying notes to consolidated financial statements.


                       AVANT! CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1995, 1994, and 1993


(1)  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     Avant! Corporation (the Company or Avant!), formerly ArcSys, Inc., develops, markets and supports software products that assist design engineers in the automated design, layout, physical verification, and analysis of advanced integrated circuits. Its primary customers are semiconductor manufacturers in the United States, Japan, Korea, Taiwan, and Europe.

     PRINCIPLES OF PRESENTATION AND PREPARATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidated. The consolidated financial statements have been restated to reflect the effect of the merger with Integrated Silicon Systems, Inc.
     (ISS) discussed in Note 2.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Revenue consists primarily of fees for licenses of the Company's software products, maintenance and customer support.

          LICENSE REVENUE

          Revenue from the sale of software licenses is recognized upon shipment of the products, delivery of permanent authorization codes, and fulfillment of acceptance terms, if any, providing that no significant vendor and post-contract support obligations remain and collection of the related receivable is probable. Any remaining insignificant vendor or post-contract support obligations are accrued at the time the revenue is recognized. In instances where there is a contingency regarding the sale, revenue recognition is delayed until the contingency has been resolved. When the Company receives advance payment for software products, such payments are reported as deferred revenue until all conditions for revenue recognition are met. The Company has entered into certain license agreements under which software, support and other services are provided to a customer for a bundled price for a specific period. Generally, revenue under such agreements is recognized ratably over the contract period.

          SERVICES REVENUE

          Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically twelve months. Revenue from customer training, support, and other services is recognized as the service is performed.

     CASH AND CASH EQUIVALENTS

     For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost and consist primarily of overnight eurodollar deposits, certificates of deposit, and commercial paper. The carrying amount of cash and cash equivalents approximates fair value.

     SHORT-TERM INVESTMENTS

     Short-term investments, which consist of demand deposit investments in limited maturity fixed income mutual funds, short-term debt securities, U.S. government agency debt securities, U.S. Treasury Bills, municipal/corporate auction preferred stock and municipal bonds, are reported at fair value, and are classified as available-for-sale securities. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Fair value is determined using available market information. There were no realized gains or losses on investments sold during 1995, 1994 or 1993. As of December 31, 1995, the net unrealized gain on short-term investments consisted of $136,000 of gross unrealized gains, and $47,000 of gross unrealized losses. As of December 31, 1994, the gross unrealized loss on short-term investments was $222,000.

     EQUIPMENT, FURNITURE, AND FIXTURES

     Equipment, furniture, and fixtures consist primarily of computer workstations and file servers for employees and are stated at cost net of accumulated depreciation of $2,246,000 and $1,412,000 as of December 31, 1995 and 1994, respectively. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets (generally five years).

     SOFTWARE DEVELOPMENT COSTS

     Certain software development costs for new products and product enhancements are capitalized upon the establishment of technological feasibility, which is defined by the Company as the completion of a working model of the software. Capitalization of computer software development costs ceases, and amortization begins, when the product is available for general release to customers. The ongoing assessment of the realizability of these costs requires considerable judgment related to anticipated future product revenues, estimated economic life, and changes in hardware and software technology. The amount of software development costs capitalized for the years 1995, 1994, and 1993 was $63,000, $143,000, and $140,000,
     respectively. Accumulated amortization of software development costs was $997,000 and $849,000 as of December 31, 1995 and 1994, respectively.

     Amortization of software development costs is provided on a product-by-product basis. Annual amortization is the greater of the amount computed using the ratio of current product revenue to the total of current and anticipated future product revenue or the straight-line method over the remaining estimated economic life of the product. All current products have estimated economic lives of three years. Amortization of software development costs for the years 1995, 1994, and 1993 was $228,000, $199,000, and $145,000, respectively. Amortization of software development costs is included in costs of software in the accompanying consolidated statements of income.

     INCOME TAXES


     Income taxes are provided under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Prior to 1994, the Company had experienced net operating losses and had established a valuation allowance against its deferred tax assets relating to the resulting net operating loss carryforwards for tax purposes due to the uncertainty surrounding the realization of such assets. As a result of the merger discussed in Note 2, the Company's income tax provisions were restated and the valuation allowance was eliminated during 1993.

     NET INCOME PER COMMON SHARE

     Net income per common share is computed using the weighted average number of common and common equivalent shares outstanding during each period presented using the treasury stock method.

     Common stock equivalents consist of stock options and awards (using the treasury stock method) and convertible preferred stock. Common stock equivalents are excluded from the computation if their effect is antidilutive, except that, common stock issued and stock options and awards during the 12 months preceding the initial filing of the Registration Statement for the Company's initial public offering have been included in the calculation of common and common equivalent shares using the treasury stock method as if they were outstanding for all periods presented.

     STATEMENT OF CASH FLOWS

     Interest of $48,000, $42,000, and $36,000 was paid in 1995, 1994, and 1993, respectively. Income taxes of $711,000, $600,000, and $619,000 were paid during 1995, 1994, and 1993, respectively. Acquisition of equipment under capital lease obligations was $-0-, $298,000, and $247,000 during 1995, 1994, and 1993, respectively. Deferred stock compensation of $588,000 and $62,000 was recognized in 1995 and 1994, respectively, for stock options issued below market value. In connection with the Company's initial public offering in 1995, mandatorily redeemable convertible preferred stock was converted to common stock in the amount of $8,312,000.

     TRANSLATION OF FOREIGN CURRENCIES

     The Company's foreign subsidiary considers the U.S. dollar its functional currency. Resulting foreign exchange gains and losses, which have been insignificant, are included in the results of operations.

     STOCK-BASED COMPENSATION

     The Company has various stock-based compensation plans as discussed in Note
     4. The Company has accounted for the effect of its stock-based compensation plans under Accounting Principles Bulletin No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The Company has adopted FAS 123, and plans to use the pro forma approach allowed under this standard. Disclosures under FAS 123 will be required in the Company's 1996 consolidated financial statements.

(2)  MERGER

     On November 27, 1995, the Company issued approximately 6.4 million shares of its common stock for all of the outstanding common stock of ISS, and assumed approximately 1.5 million stock options and subscriptions under various ISS stock option and purchase plans. ISS declared a two for one stock split distributed on August 24, 1995 to shareholders of record on August 7, 1995. The merger has been accounted for as a pooling of interests, and accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position, and cash flows of ISS. Total revenue and net income for the individual entities as previously reported are as follows (in thousands):

                                  Nine-month
                                  period ended              Year ended
                                  September 30,             December 31,
                                                       --------------------
                                        1995           1994           1993
                                        ----           ----           ----
        Total revenue
           Avant!                   $  12,087       $  6,191       $  1,696
           ISS                         14,414         12,767          7,012
                                    ---------        -------        -------

           As previously reported    $ 26,501       $ 18,958       $  8,708
                                    ---------        -------        -------

                                       Nine-month
                                       period ended          Year ended
                                      September 30,         December 31,
                                                         -------------------

                                        1995            1994           1993

        Net income
           Avant!                     $ 3,073       $ (1,206)      $ (2,174)
           ISS                          3,890          3,128          1,370
                                    ---------        -------        -------

           As previously reported       6,963          1,922           (804)
           Adjustment for deferred
           taxes                         (959)           338          2,146
                                    ---------        -------        -------
           As restated                $ 6,004        $ 2,260        $ 1,342
                                    ---------        -------        -------
                                    ---------        -------        -------

     In connection with the merger with ISS, the Company recorded related costs of approximately $3.6 million. These costs consisted primarily of the following: (i) approximately $2,858,000 for transaction fees for attorneys, accountants, investment bankers, and other related charges; (ii) approximately $233,000 for the elimination of duplicate facilities and equipment; (iii) approximately $162,000 for incremental travel, communications, consulting, and other costs associated with internal activities; and (iv) approximately $337,000 for severance, relocation, and related costs. Of the $3.6 million of merger-related costs, approximately $3.2 million related to cash expenditures while approximately $400,000 related to noncash charges. As of December 31, 1995, there was a balance of $392,000 of expected future cash expenditures.

     On May 5, 1994, ISS completed a merger with Performance Signal Integrity, Inc. (PSI), a Pennsylvania corporation. The accumulated deficit and operations of PSI were not material to ISS, and the merger was accounted for as an immaterial pooling of interests. Therefore, ISS's previously reported financial results were not restated.

(3)  MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     INITIAL PUBLIC OFFERING

     In connection with the completion of the Company's initial public offering in June 1995, all the outstanding mandatory redeemable convertible preferred stock automatically converted into approximately 3,570,000 shares of the Company's common stock. In addition, the outstanding warrants to acquire Series B preferred stock were automatically converted into approximately 27,000 shares of the Company's common stock.

     As of December 31, 1994, mandatorily redeemable convertible preferred stock consisted of the following (in thousands):

                                        Shares     Issued and   Liquidation
          Series                      authorized  outstanding      value
          ------                      ----------  ------------  ------------
            A                        $    313       $    313    $   693
            B                           1,942          1,910      3,343
            C                           1,400          1,347      4,500
                                      -------        -------      -----
                                     $  3,655       $  3,570    $ 8,536
                                      -------        -------      -----
                                      -------        -------      -----


     In connection with the completion of the Company's initial public offering in June 1995, all the outstanding Series A preferred stock automatically converted into approximately 687,000 shares of the Company's common stock.

4.   SHAREHOLDERS' EQUITY

     INITIAL PUBLIC OFFERING AND CHANGES IN AUTHORIZED COMMON AND PREFERRED
     STOCK

     In April 1995, the Board of Directors was granted the authority to cause the Company to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. In addition, the Company increased its authorized number of shares of common stock from 10,000,000 to 25,000,000 shares.

     COMMON STOCK

     The Company has issued to the Company's founders and employees 2,683,000 shares of its common stock, which are subject to repurchase upon termination of employment. The number of shares of common stock subject to the Company's right to repurchase declines 25% after the founder or employee has been employed one year, and thereafter ratably over three years on a monthly basis. As of December 31, 1995 and 1994, 279,000 and 232,000 shares, respectively, were subject to repurchase.

     1995 STOCK OPTION/ISSUANCE PLAN

     The Company approved the 1995 Stock Option/Stock Issuance Plan (the 1995
     Plan) in April 1995, under which all remaining outstanding stock options and shares available for grant under the Company's 1993 Stock Option/Stock Issuance Plan and 1,000,000 additional shares of the Company' common stock have been authorized for issuance, for a total of 2,315,575 shares of the Company's common stock. The 1995 Plan is intended to serve as a successor to the 1993 Stock Option/Stock Issuance Plan (see below) and has terms similar to those of the 1993 Stock Option/Stock Issuance Plan. Under the 1995 Plan, however, each individual serving as a nonemployee Board of Directors' member on the date the Underwriting Agreement for the initial public offering was executed received an option grant on such date for 20,000 shares of common stock, provided such individual had not otherwise been in the prior employ of the Company. Each individual who first becomes a nonemployee Board of Directors' member thereafter will receive a 20,000 share option grant on the date such individual joins the Board of Directors provided such individual has not been in the prior employ of the Company. In addition, at each annual shareholders' meeting, beginning with the 1996 Annual Shareholders' Meeting, each individual who is to continue to serve as a nonemployee Board of Directors' member after the meeting will receive an additional option grant to purchase 5,000 shares of common stock whether or not such individual has been in the prior employ of the Company.

     1993 STOCK OPTION/STOCK ISSUANCE PLAN

     In September 1993, the Board of Directors approved the 1993 Stock Option/Stock Issuance Plan (the Plan) under which 1,366,000 shares of the Company's common stock were reserved and are available for issuance.

     Options granted under the Plan may be either incentive stock options or nonstatutory stock options, as designated by the Board of Directors. The Plan provides that the exercise price of an incentive stock option and a nonstatutory option will be no less than the fair market value and 85% of the fair market value, respectively, of the Company' common stock at the date of grant, as determined by the Board of Directors.

     The Board of Directors also has the authority to set exercise dates (no longer than 10 years from the date of grant), payment terms and other provisions for each grant. Generally options granted under the Plan become exercisable as to 25% of the shares on the anniversary date of grant and thereafter become exercisable ratably over 3 years. The Plan remains in effect for 10 years. Activity under the Plan is as follows:


                                         Options      Number        Exercise
                                        available       of          price per
                                        for grant     shares          share
                                        ---------     ------          -----

          Options available for
           grant under plan             576,000           -          $  -
             Options granted           (320,000)      320,000          0.30
             Options canceled           120,000      (120,000)         0.30
                                      ---------      ----------    ------------
          Balances, December 31,
           1993                         376,000       200,000          0.30

             Additional shares
              reserved                  460,000           -             -
             Options granted           (936,000)      936,000          0.30
             Options canceled           209,000      (209,000)         0.30
                                      ---------      ----------    ------------

          Balances, December 31,
           1994                         109,000       927,000          0.30
             Additional shares
              reserved                  300,000       -                  -
             Options granted           (405,000)      405,000      0.30 - 44.50
             Options exercised           -           (174,000)         0.30
             Options canceled            74,000       (74,000)     0.30 - 33.50
                                      ---------     -----------    ------------

          Balances, December 31,
           1995                          78,000     1,084,000     $ 0.30 - 44.50
                                      ---------     ----------     -------------
                                      ---------     ----------     -------------
          Exercisable as
           December 31, 1995                         255,000         $   0.30
                                                    ----------     -------------
                                                    ----------     -------------

     The Company has recorded for financial statement purposes a deferred charge of $650,000, representing the difference between the exercise price and the deemed fair value of the Company's common stock for 355,000 shares subject to common stock options granted in the fourth quarter of 1994 and the first quarter of 1995. The deferred stock compensation will be amortized to compensation expense over the period during which the options become exercisable, generally four years.

ISS OPTION PLANS

In connection with the ISS merger discussed in Note 2, various ISS option plans were assumed by the Company. The following is a summary of activity in those plans.

                                       Options        Number       Exercise
                                       available        of         price per
                                       for grant      shares         share
                                       ---------      ------         -----

Balances as of December 31, 1992      158,063        144,563   $  0.01-2.50
   Granted                           (143,063)       143,063      0.2 -2.53
   Exercised                             -           (19,313)     1.00-1.47
   Canceled                            13,875        (13,875)     0.83-2.53
                                   -----------    ----------     ----------

Balances as of December 31, 1993       28,875        254,438      0.01-2.53
   Additional shares reserved       1,500,000           -             -
   Granted                         (1,035,900)     1,035,900     9.33-19.00
   Exercised                           -            (125,075)     0.01-2.50
                                   -----------    ----------     ----------

Balances as of December 31, 1994      492,975      1,165,263     0.24-19.00
   Additional shares reserved       1,500,000           -            -
   Granted                           (779,500)       779,500    16.67-28.17
   Exercised                           -            (369,969)    0.24-17.67
   Canceled                           124,200       (124,200)    1.47-28.17
                                   -----------    ----------     ----------

Balances as of December 31, 1995    1,337,675      1,450,594   $ 0.24-26.50
                                   -----------    ----------     ----------
                                   -----------    ----------     ----------


Exercisable as of
 December 31, 1995                                   103,294   $ 0.24-19.00
                                                  ----------     ----------
                                                  ----------     ----------

As of December 31, 1995, there were 1,450,595 shares reserved for the future exercise of ISS stock options. No additional options will be granted under the ISS options plans.

The Company incurred compensation expense relating to nonqualified stock options of $20,000 during 1994 and $151,000 during 1993.

(5)  LEASES

     CAPITAL LEASES

     The Company has leased certain equipment under capital lease arrangements and has granted warrants to the lessor to purchase the Company's Series B mandatorily redeemable convertible preferred stock (see Note 3). Future minimum lease payments under these capital lease arrangements are as follows (in thousands):

        Year ending
       December 31,
       ------------
          1996                                    $    145
          1997                                          53
                                                      ----
                                                       198
          Less amount representing interest             13
                                                      ----
                                                       185
          Less current portion                         145
                                                      ----
                                                  $     40
                                                      ----
                                                      ----

     OPERATING LEASES

     The Company leases its Sunnyvale, California, and Research Park Trangle, North Carolina, facilities under operating lease agreements which expire over the next 10 years. Portions of the Company's headquarters were subleased to an unrelated third party under a lease that expired in June 1995. Rental expense incurred by the Company under operating lease agreements totaled $702,000, $522,000, and $395,000 for the years 1995, 1994, and 1993, respectively.

     Future annual minimum lease payments under operating leases as of December 31, 1995 are as follows (in thousands):

          1996                                  $  1,078
          1997                                     1,250
          1998                                       839
          1999                                       784
          2000                                       713
          Thereafter                               4,000
                                               ---------
                                                $  8,664
                                               ---------
                                               ---------

(6)  INCOME TAXES

     The provision for income taxes consisted of the following (in thousands):


                                         1995           1994            1993
                                         ----           ----            ----
        Current:
           Federal                    $   551        $   289        $   586
           Foreign                        959             38             10
           State                          477             28            207
                                       ------         ------         ------
                Total                   1,987            355            803
                                       ------         ------         ------
        Deferred:
           Federal                        974            100         (2,285)
           Foreign                       -              -               -
           State                          (93)           114           (114)
                                       ------         ------         ------

                Total                     881            214         (2,399)
                                       ------         ------         ------
        Charge in lieu of taxes
         attributable to employee
         stock plans                    1,302            647            -

                Total provision for
                  income taxes
                  (benefit)           $ 4,170        $ 1,216       $ (1,596)
                                       ------         ------         ------
                                       ------         ------         ------

     The Company's effective tax rate differs from the statutory federal income tax rate as shown in the following schedule (in thousands):

                                        1995            1994           1993


        Income tax expense
         (benefit)
         at statutory rate            $ 3,140        $ 1,182         $  (86)
        State income taxes,
         net of federal benefit           594            145             93
        Nondeductible merger costs        938             -              -
        Change in valuation
         allowance                         -              89         (1,568)
        Tax exempt interest income       (306)          (140)            -
        Tax credits                      (175)           (78)           (60)
        Foreign sales corporation
         benefit                          (96)            -              -
        Other                              75             18             25
                                       ------         ------         ------

                Actual income tax     $ 4,170        $ 1,216       $ (1,596)
                                       ------         ------         ------
                                       ------         ------         ------

     The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows (in thousands):

                                                         1995           1994
                                                         ----           ----
       Deferred tax assets:
       Accrued liabilities                           $   456         $  123
       Allowance for doubtful accounts                   155             37
       Tax credit carryforwards                          361            494
       Unrealized loss on short-term investments          89             89
       Net operating losses                              -            2,153
       Deferred revenue                                  796            -
       Other                                             -               28
                                                      ------          -----
               Total gross deferred tax assets         1,857          2,924
                                                      ------          -----

       Less valuation allowance                          (89)           (89)
                                                      ------          -----
               Deferred tax assets, net of
                valuation allowance                    1,768          2,835
                                                      ------          -----
       Deferred tax liabilities:
         Accrual to cash conversion                      321            412
         Depreciation and amortization                   188            269
                                                      ------          -----
               Total gross deferred tax
                liabilities                              509            681
                                                      ------          -----
               Net deferred tax asset
                (liability)                          $ 1,259        $ 2,154
                                                      ------          -----
                                                      ------          -----

     As of December 31, 1995, the Company had $361,000 of foreign tax credits, expiring in the year 2000, available to offset future federal income taxes.

(7)  EMPLOYEE BENEFIT PLANS

     401(K) PLAN

     The Company has two 401(k) retirement savings plans covering substantially all employees. The Company matches contributions in the ISS plan at the discretion of the Board of Directors. Effective August 1, 1993, the Board of Directors authorized matching contributions up to 2% of participants' salaries, amounting to $115,000, $77,000, and $37,000 for 1995, 1994, and
     1993, respectively.

     EMPLOYEE STOCK PURCHASE PLAN

     The Company has a Qualified Employee Stock Purchase Plan, which permits eligible employees to purchase newly issued common stock of the Company up to an aggregate of 500,000 shares. Under this plan, employees may purchase from the Company a designated number of shares through payroll deductions at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock as of the date of the grant or the date the right to purchase is exercised.

(8)   CONCENTRATIONS OF CREDIT RISK

     The Company maintains excess cash balances in a variety of financial instruments such as overnight eurodollar deposits, securities backed by the U.S. government, municipal/corporate auction preferred stock, municipal bonds, short-term debt securities, and demand deposit investments in limited maturity fixed income mutual funds. The Company has not experienced any material losses in any of the instruments it has used for excess cash balances.

     To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any geographic area. The Company's allowance for doubtful accounts was $309,000 and $125,000 as of December 31, 1995 and 1994, respectively.

(9)  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates primarily in one business segment, comprising the electronic design automation industry.

     The Company's export revenues are all denominated in U.S. dollars, and are summarized as follows (in thousands):

                                         1995         1994      1993
                                         ----         ----      ----

          Western Europe           $    1,315     $    890  $    -
          Japan                         5,585        2,473      676
          Taiwan                          997          799      183
          Korea                         2,813        1,049       -
                                     --------       ------   ------
                                   $   10,710     $  5,211  $   859
                                     --------       ------   ------
                                     --------       ------   ------

     In 1995, one key customer accounted for 12% of the Company's revenue. Another key customer accounted for 13% of the Company's revenue in 1994 and 12% of the Company's revenue in 1993. A third key customer accounted for 29% of the Company's revenue in 1993.

(10) COMMITMENTS AND CONTINGENCIES

     On December 6, 1995, Cadence Design Systems, Inc. (Cadence) filed an action against the Company and certain of its officers in the Northern California United States District Court alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract, and false advertising. The essence of the complaint is that the Company appropriated and improperly copied source code from Cadence, and that the Company has competed unfairly by making false statements concerning Cadence and its products. The action also alleges that the Company induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. The action seeks relief by enjoining the Company from its allegedly improper conduct and for actual and punitive damages.

On January 16, 1996, Avant! filed a counterclaim alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations.

The Santa Clara County District Attorney's office is investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On December 5, 1995, a search warrant was executed at the Company's Sunnyvale, California, facility to determine whether there was evidence of criminal conduct. No criminal charges have been filed against the Company.

On each of December 15, and 19, 1995, class action filings were made against the Company alleging certain securities law violations, including omission and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim.

It is the Company's position that the plaintiffs' claims are without merit. The Company believes it has sufficient defenses to all the plaintiffs' claims and intends to defend itself vigorously. In the opinion of management, based on information it presently possesses, the conclusion of these claims will not have a material adverse effect on the Company's consolidated financial position.

The Company is subject to other claims which have arisen in the ordinary course of business. In the opinion of management, all such matters are without merit or involve amounts which would not have a material adverse effect on the Company's consolidated financial position if unfavorably resolved.